Exhibit (g)(9)
EXHIBIT A
List of Pacific Select Fund Portfolios Covered by the Custody Agreement and Amendments thereto by and among Pacific Select Fund, State Street Bank and Trust Company of California, N.A. and State Street Bank and Trust Company

International Value Portfolio	Fasciano Small Equity Portfolio (formerly called Aggressive Equity Portfolio)
International Small-Cap Portfolio	Small-Cap Value Portfolio
Diversified Research Portfolio	Multi-Strategy Portfolio
Equity Portfolio	Main Street Core Portfolio
Technology Portfolio	Emerging Markets Portfolio
Short Duration Bond Portfolio	Managed Bond Portfolio
Concentrated Growth Portfolio	Inflation Managed Portfolio
Diversified Bond Portfolio	Money Market Portfolio
Growth LT Portfolio	High Yield Bond Portfolio
Focused 30 Portfolio	Equity Income Portfolio
Health Sciences Portfolio	Large-Cap Value Portfolio
Mid-Cap Value Portfolio	Comstock Portfolio
Large-Cap Growth Portfolio	Mid-Cap Growth Portfolio
(formerly called Blue Chip Portfolio)
Capital Opportunities Portfolio	Real Estate Portfolio
International Large-Cap Portfolio	American Funds Growth Portfolio
Equity Index Portfolio	American Funds Growth-Income Portfolio
Small-Cap Index Portfolio	VN Small-Cap Value Portfolio
Effective May 1, 2006, agreed to and accepted by:
PACIFIC SELECT FUND

By:	/s/ James T. Morris
Name: James T. Morris
Title: President
STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

By:	/s/ Kenneth A. Bergeron	Attest:	/s/ Elizabeth G. Bruce
Name: Kenneth A. Bergeron		By:	Elizabeth G. Bruce

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mark Nicholson	Attest:	/s/ Elizabeth G. Bruce
Name: Mark Nicholson		By:	Elizabeth G. Bruce